U.S. Shipping Partners L.P. Reports Second Quarter 2007 Financial Results

Declares Q2 Distribution of $0.45 per Unit

EDISON, NJ -- 08/06/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today reported its financial results for its second quarter ended June 30, 2007.

Three Months Ended June 30, 2007

The Partnership's net income for the quarter was $2.4 million compared to $3.0 million for the quarter ended June 30, 2006. Operating income was $6.2 million for the second quarter of 2007 compared to $5.2 million in the same period in 2006. Net income per basic and diluted limited partnership unit for the 2007 second quarter was $0.13 compared to $0.21 for the 2006 second quarter.

Revenues for the quarter ended June 30, 2007 increased $7.8 million to $45.6 million from $37.8 million for the same quarter of 2006. The increase was due primarily to an increase in time charter equivalent rates of approximately 8% and an increase in the number of days worked, which together contributed an additional $4.9 million of revenues. Also, the addition of the Sea Venture, which was placed in service in June 2006, contributed an additional $2.9 million in revenues during the quarter ended June 30, 2007 over the revenues it contributed for the second quarter of 2006. The increase in revenues was partially offset by increases in vessel operating expenses of $3.0 million, depreciation and amortization expense of $1.9 million and voyage expenses of $0.9 million. The addition of the Sea Venture and the ATB Freeport, our new articulated tug barge, accounted for additional vessel operating expenses of $1.0 million and $0.9 million, respectively, while increases in crew wages and benefits contributed an additional $0.6 million and increases in maintenance and repairs also contributed an additional $0.6 million. Vessel operating expenses for the ATB Freeport were incurred in connection with the completion of construction and testing of the vessel during the second quarter of 2007; because the ATB Freeport was not placed in service until the third quarter of 2007, the Partnership received no revenues from the vessel during the second quarter of 2007. Of the increase in depreciation and amortization expense, $0.7 million is attributable to the addition of the Sea Venture and $1.2 million is attributable to additional amortization of drydock expenditures, which correspond with the timing of scheduled drydocks. The addition of the Sea Venture increased voyage expenses by $0.6 million and increases in port charges increased voyage expenses by $0.3 million.

General and administrative expenses increased by $1.1 million in the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006, due primarily to an increase in personnel and professional fees. These planned year-over-year increases in personnel and the use of professional firms were incurred primarily to manage the growth of the Partnership, including the construction of the tankers and the articulated tug barges ("ATBs"). Additionally, interest expense increased by $4.8 million for the quarter due to increased borrowings and higher interest rates. This increase in interest expense was partially offset by an increase in interest income on the Partnership's restricted cash accounts of $2.4 million. The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the joint venture entered into by the Partnership in 2006 to construct new product tankers (the "Joint Venture"). Interest income will decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. The Partnership also recorded $0.9 million of gains on derivative financial instruments during the second quarter of 2007. Of this amount, approximately $0.7 million was earned by the Joint Venture.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") increased by $3.4 million to $15.7 million for the quarter ended June 30, 2007 from $12.4 million for the comparable period in 2006. The increase was primarily due to the increase in revenues of $7.8 million offset by increases in vessel operating expenses, voyage expenses and general and administrative expenses of $3.0 million, $0.9 million and $1.1 million, respectively. Additionally, a gain on derivative financial instruments of $0.9 million offset by an increase in the minority interest in the income of the Joint Venture of $0.4 million further increased EBITDA by $0.5 million. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Six Months Ended June 30, 2007

The Partnership's net income for the six months ended June 30, 2007 was $8.2 million compared to $7.2 million for the six months ended June 30, 2006. Operating income (excluding a $3.5 million contract settlement paid to the Partnership) was $13.1 million for the first six months of 2007 compared to $10.8 million in the same period in 2006. Net income per basic and diluted limited partnership unit for the six months ended June 30, 2007 was $0.44, compared to $0.51 for the six months ended June 30, 2006. The financial results for 2007 were impacted favorably by the contract settlement discussed above of $3.5 million included in "Other Income" during the period, or $0.19 per basic and diluted limited partnership unit.

Revenues for the six months ended June 30, 2007 increased $12.9 million to $87.7 million from $74.8 million for the same period in 2006. The increase was due to the addition of the Sea Venture, which contributed approximately $7.1 million in revenues during the six months ended June 30, 2007, compared to $0.7 million for the same period in 2006, combined with an increase in time charter equivalent rates of approximately 5% and an increase in the number of days worked, which together contributed an additional $6.5 million of revenues. The increase in revenues was partially offset by an increase in vessel operating expenses of $4.4 million, depreciation and amortization expense of $3.3 million and voyage expenses of $1.0 million. The addition of the Sea Venture and the ATB Freeport accounted for additional vessel operating expenses of $2.3 million and $0.9 million, respectively, while increases in crew wages and benefits contributed an additional $1.0 million. Of the increase in depreciation and amortization expense, $1.8 million is attributable to the addition of the Sea Venture and $1.5 million is attributable to additional amortization of drydock expenditures, which correspond with the timing of scheduled drydocks. The addition of the Sea Venture increased voyage expenses by $1.4 million, but was partially offset by decreases in fuel charges of $0.5 million, primarily due to the Houston beginning a multi-year time charter in June 2006. Voyage expenses are borne by the Partnership for all charters other than time charters, for which the customer pays these expenses directly.

General and administrative expenses increased by $2.0 million in the six months ended June 30, 2007 compared to the same period in 2006, due primarily to an increase in personnel and professional fees. Additionally, interest expense increased by $10.2 million for the six months due to increased borrowings and higher interest rates. This increase in interest expense was partially offset by an increase in interest income of $5.0 million on the Partnership's restricted cash accounts. The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the Joint Venture. Interest income will decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. The Partnership also recorded $0.9 million of gains on derivative financial instruments during the second quarter of 2007, as discussed above.

EBITDA increased by $9.5 million to $35.2 million for the six months ended June 30, 2007 from $25.7 million for the comparable period in 2006. The increase was primarily due to the increase in revenues of $12.9 million coupled with the contract settlement of $3.5 million, offset by increases in vessel operating expenses, voyage expenses and general and administrative expenses of $4.4 million, $1.0 million and $2.0 million, respectively. Additionally, a gain on derivative financial instruments of $0.9 million offset by an increase in the minority interest in the income of the Joint Venture of $0.4 million further increased EBITDA by $0.5 million. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Dividend Declaration

The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the second quarter, or $1.80 per unit annualized. The distribution will be payable on August 15, 2007 to unitholders of record on August 10, 2007.

Distributable Cash Flow

Distributable cash flow ("DCF") for the quarter ended June 30, 2007 was $9.8 million, or 1.17 times the amount needed to cover the cash distribution of $8.4 million declared in respect of the period. For the six months ended June 30, 2007, DCF was $26.0 million, or 1.55 times the amount needed to cover the cash distribution of $16.7 million declared in respect of the period. The calculation of DCF includes two addbacks for financing costs incurred relative to its construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the Joint Venture entered into by the Partnership in 2006. The additional interest adjustment is attributable to interest expense incurred on borrowings used to fund the construction of three ATBs. DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Commentary

Paul Gridley, Chairman and CEO, stated, "We are pleased with the financial and operational results for our second quarter. Utilization of our vessels was over 98% and both revenues and operating income increased year over year. Furthermore, the third quarter results will begin to reflect the addition of our new ATB, the ATB Freeport, which went into service on July 1, 2007."

Financial Position, Liquidity and Other Items

The Partnership has amended certain financial covenants in its senior credit facility to eliminate the projected financial covenant compliance issues that were noted in the earnings release last quarter. The Partnership is continuing to examine its capital structure with the goal of increasing future liquidity.

With regard to the fifth ATB in the Partnership's ATB newbuild series, the Partnership has secured from Manitowoc Marine Group ("Manitowoc") an extension of its option to cancel the contract for the construction of the fifth barge until August 15, 2007. The Partnership anticipates reaching an agreement with Manitowoc to further extend the option to cancel the construction of the fifth barge by that date, however it can give no assurances of that at this time. Additionally, the Partnership has negotiated an amendment of its contract with Eastern Shipbuilding Group, Inc. to extend the option on the fifth tug of the series until January 15, 2008.

At the present time, four of the Partnership's six Integrated Tug Barge ("ITB") units are operating under long-term charters that account for 100% of their usable capacity, and the remaining two ITBs are operating in the spot market. Three of the four charters expire by the end of 2007. These arrangements may not be renewed or, if renewed, may not be renewed at similar rates. Under the Hess support agreement, the Partnership is assured of specified minimum charter rates for its ITB units, including those operating in the spot market, through September 13, 2007. The Partnership expects that its ITBs will derive a greater percentage of their revenue in the spot market, rather than from long-term charters, over the next several years. To the extent that vessels are employed in the spot market, rather than pursuant to long-term charters, the Partnership's cash flows will be less predictable and may be more volatile.

Earnings Conference Call

We have scheduled a conference call for Monday, August 6, 2007, at 4:30 pm Eastern time, to review our second quarter results. Dial-in information for this call is 1-800-798-2864 (Domestic) and 1-617-614-6206 (International). The participant passcode is 22835640. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future rates and demand in the spot market for vessels.

                U.S. Shipping Partners L.P.
            Consolidated Statements of Operations
      (in thousands, except for per unit data) (unaudited)

                                For the Three Months   For the Six Months
                                        Ended                 Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Voyage revenue                  $  45,621  $  37,789  $  87,703  $  74,838
                                ---------  ---------  ---------  ---------
Vessel operating expenses          17,407     14,360     32,325     27,960
% of voyage revenue                  38.2%      38.0%      36.9%      37.4%
Voyage expenses                     8,712      7,856     16,149     15,191
% of voyage revenue                  19.1%      20.8%      18.4%      20.3%
General and administrative
 expenses                           4,241      3,176      8,006      6,002
% of voyage revenue                   9.3%       8.4%       9.1%       8.0%
Depreciation and amortization       9,054      7,191     18,102     14,849
Other expense (income)                  -          -     (3,486)         -
                                ---------  ---------  ---------  ---------
  Total operating expenses, net    39,414     32,583     71,096     64,002
                                ---------  ---------  ---------  ---------
  Operating income                  6,207      5,206     16,607     10,836
  % of voyage revenue                13.6%      13.8%      18.9%      14.5%
Interest expense                    6,655      1,854     13,572      3,411
Interest income                    (2,572)      (167)    (5,247)      (291)
Gain on derivative financial
 instruments                         (904)         -       (904)         -
                                ---------  ---------  ---------  ---------
  Income before income taxes
   and minority interest            3,028      3,519      9,186      7,716
Provision for income taxes            202        558        622        555
                                ---------  ---------  ---------  ---------
  Income before minority
   interest                         2,826      2,961      8,564      7,161
Minority interest in Joint
 Venture income                      (418)         -       (407)         -
                                ---------  ---------  ---------  ---------
  Net income                    $   2,408  $   2,961  $   8,157  $   7,161
                                =========  =========  =========  =========

General partner's interest in
 net income                     $      48  $      59  $     163  $     143

Limited partners' interest in:
  Net income                    $   2,360  $   2,902  $   7,994  $   7,018
  Net income per unit - basic
   and diluted                  $    0.13  $    0.21  $    0.44  $    0.51
  Weighted average units
   outstanding - basic             18,234     13,800     18,234     13,800
  Weighted average units
   outstanding - diluted           18,235     13,800     18,234     13,800

Supplemental Operating Statistics

                                For the Three Months   For the Six Months
                                        Ended                 Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
Total fleet
Vessel days                           910        840      1,810      1,650
Days worked                           896        782      1,789      1,572
Drydocking days                         6         52          6         52
Net utilization (1)                    98%        93%        99%        95%
Average time charter equivalent
 rate (2)                       $  41,193  $  38,276  $  39,997  $  37,936

(1) Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2) Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.
    Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

                  U.S. Shipping Partners L.P.
    Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                 (in thousands) (unaudited)

   Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

                                For the Three Months   For the Six Months
                                        Ended                 Ended
                                      June 30               June 30
                                --------------------- ---------------------
                                  2007       2006       2007       2006
                                ---------- ---------- ---------- ----------
Net income                      $    2,408 $    2,961 $    8,157 $    7,161
Adjustments to reconcile net
   income to EBITDA:
Depreciation and amortization        9,054      7,191     18,102     14,849
Interest expense, net                4,083      1,687      8,325      3,120
Provision for income taxes             202        558        622        555
                                ---------- ---------- ---------- ----------
EBITDA                          $   15,747 $   12,397 $   35,206 $   25,685
                                ========== ========== ========== ==========

              Distributable Cash Flow (1)

                                                    For the      For the
                                                  Three Months Six Months
                                                     Ended        Ended
                                                    June 30,     June 30,
                                                      2007         2007
                                                  ------------ ------------
      Net income                                  $      2,408 $      8,157
      Adjustments to reconcile net  income to
       distributable cash flow:
Add:  Depreciation and amortization (2)                  9,472       18,925
      Distribution addback (3)                           2,036        4,072
      Additional interest adjustment (3)                 3,843        7,993
      Provision for income taxes                           202          622
      Joint Venture fee income (4)                          45           62
Less: Partnership interest in Joint Venture
       income (4)                                          278          271
      Estimated maintenance capital
       expenditures (5)                                  5,225       10,450
      Payments to Hess under support agreement           2,512        2,959
      Gain on derivative financial instruments             173          173
      Income taxes paid                                      5            9
                                                  ------------ ------------
      Distributable cash flow                     $      9,813 $     25,969
                                                  ============ ============

      Cash distribution in respect of the
       period                                     $      8,372 $     16,745
      Distribution coverage                               1.17         1.55

(1) Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions on the outstanding common and subordinated units and the 2% general partner interest.
(2) Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
(3) Our partnership agreement allows us to addback interest paid on debt incurred and distributions paid on equity issued to finance the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.
(4) The fee income represents management fees received from the Joint
    Venture that are eliminated in preparation of the Consolidated
    Statements of Operations of the Partnership. Additionally, the income and expenses incurred by the Joint Venture are excluded from the
    Partnership's distributable cash flow.
(5) Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent. This estimate is $20.9 million for 2007.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400